Exhibit 10.01

[Laureate Education, Inc. Letterhead]

September 14, 2005

Ms. Rosemarie Mecca

1123A Banks Street

Houston, Texas

Re:    Employment Agreement

Dear Rosemarie:

Laureate Education, Inc. (“Laureate”) agrees to employ you, and you agree to accept such employment upon the following terms and conditions:

1.  Term  -

The term of your employment hereunder shall commence on October 1, 2005 and continue unless terminated pursuant to Paragraph 6 hereof and shall hereinafter be referred to as the “Employment Term”.

2.  Duties  -

During the Employment Term you agree to devote your full business time, attention and best efforts to the business of Laureate, provided, however, that you may engage in other activities (such as activities involving charitable, educational, religious and similar types or organizations, speaking engagements, of other organizations which require advance approval by the CEO or the Audit Committee and similar activities) to the extent that such other activities do not inhibit the performance of your duties under this Agreement or conflict in any way with the business of Laureate.

You will be Executive Vice President and Chief Financial Officer (“CFO”) of Laureate Education, Inc. and will report directly to the CEO.  You agree to perform such duties as are reasonable and consistent with the office of CFO.  In addition to helping Laureate set growth plans and ensuring attractive returns to shareholders, you have the mission critical responsibility of ensuring complete compliance of Laureate Education, Inc. and all of its subsidiary holdings with all SEC, NASDAQ and other regulatory and reporting requirements in the United States and all other countries in which Laureate operates.  The specific functional areas which you will manage as CFO include Treasury, Financial

Planning and Analysis, Controllership, Tax, Internal Audit, external auditor relations and investor relations.  You will also have dotted line authority over all division and business unit finance executives.

If at any time you (without your consent) are removed from the position of Executive Vice President and CFO or if you lose any significant duties or responsibilities associated with such position, then you shall have the right to terminate this Agreement by written notice, and such termination shall be deemed to be a termination by Laureate without cause with all of the consequences which flow from such termination.  (See Section 6 below.)  In such event the termination of this Agreement shall be effective as of the last day of the month in which Laureate receives your written notice.

3.  Compensation  -

A.  Base Annual Salary - During the Employment Term Laureate will pay you a base annual salary of $460,000 U.S.D., payable in accordance with Laureate’s then effective payroll practices.  Your salary will be reviewed annually consistent with Laureate’s annual executive compensation review.  Such review takes into account your responsibilities, your performance, increases in the cost of living, increases in compensation of executives at Laureate and other corporations, and other pertinent factors.

B.  Bonus - In addition to your salary you will be entitled to receive bonus compensation for each of the calendar years during the employment term, which bonus shall be determined and payable as follows:

i.  Your bonus for each calendar year or portion thereof during the Employment Term will be based upon a measurement of your performance against the objectives and performance metrics set by you and the CEO within 90 days of starting employment and within 90 days of the beginning of each calendar year thereafter. The objectives and performance metrics may be modified from time to time as agreed by the parties;

ii.  Your target bonus for each calendar year or portion thereof during the Employment Term shall equal 75% of your base salary. Based upon factors for personal and corporate performance, your bonus can be lowered or raised from zero to 200% of the target.

iii. Your bonus for any calendar year or portion thereof shall be payable in March of the following year.

4.  Incentives  - If you satisfy your objectives and the performance metrics you will also be entitled to receive the stock and cash incentives pursuant to any executive compensation plans for senior corporate officers as approved by the Compensation Committee of the Board of Directors.

In addition, Laureate will also provide you with the following equity and cash incentives:

A.  Restricted Stock -  In December 2005, Laureate shall award you 30,000 Restricted Shares of its common stock which will vest over a period of three to four years pursuant to your satisfaction of the performance metrics attached to such award.  Laureate’s Restricted Stock Grant Agreement will govern such restricted shares.

B.  Stock Options - On the date of the Board of Directors meeting following the signing of this Agreement, Laureate will grant you an option to purchase all or part of an aggregate of 85,000 shares of Laureate’s common stock at a purchase price equal to the Laureate stock price on that date. Such option will vest as to 21,250 shares on October 1, 2006, and an equal amount of options shall vest on October 1st of the successive three years.  Laureate’s Stock Option Grant Agreement will govern such options.

The grants of restricted stock and stock options set forth in subsections A and B above are part of Laureate’s executive compensation plans and are predicated upon your execution of the grant agreements.

Laureate has also prepared a front loaded multi-year Long Term Incentive (LTI) program which is designed to deliver to you a specific annual value. As you take on more responsibilities and/or Laureate progresses against its peer groups, Laureate will revisit your LTI program and consider additional grants.

C.  Long Term Cash Incentive - Your LTI also entitles you to participate in a three year cash incentive plan.  This plan is designed to deliver a targeted long term cash incentive of $500,000 payable in March 2009. Depending on your achievement of very strong performance requirements and objectives over the three year period (2006-2008) you could earn between zero to 200% of target. The metrics and goals are identical to those set forth for other senior corporate officers as approved by the Compensation Committee of the Board of Directors.

5.  Benefits

A.  Vacation and Sick Leave - You will be entitled to take four weeks of paid vacation annually and reasonable sick leave.

B.  Regular Reimbursed Business Expenses - Laureate shall reimburse you for all expenses and disbursements reasonably incurred in the performance of your duties.  Such expenses shall include a car allowance of $550.00 per month, reimbursement of all business travel expenses and of all company related business expenses in accordance with the policy of Laureate.

C.  Life Insurance - During the employment term you will be eligible to participate in the group life insurance policy which provides a death benefit of one times annual base compensation at Laureate cost for the benefit of a beneficiary to be designated by you.

D.  Other Insurance and Retirement Benefits - You shall be entitled to participate in such medical, dental, life insurance, 401k pension and other plans as Laureate may have or establish from time to time.

E.  Reimbursement for Temporary and Incidental Expenses - Laureate also agrees to reimburse those special and temporary expenses which you and your spouse will incur in connection with your acceptance of employment, which expenses are as follows:

1.  The reasonable travel expenses to and from Houston, Texas to Baltimore, Maryland or its suburbs which you or your spouse incur until January 1, 2006;

2.  Moving expenses in accordance with Laureate’s policies from Houston, Texas to Baltimore, Maryland or its suburbs;

3.  Temporary living expenses;

4.  Incidental expenses incurred in disposing of your present residence in Houston, Texas and purchasing a residence in Baltimore, Maryland or its suburbs; and

5.  Miscellaneous allowance of $7,500 for expenses not included in 4 above.  Laureate shall reimburse you for such expenses upon presentation of itemized vouchers and receipts.

F.  Loss of Bonus, Stock Options and Similar Interests - Laureate understands that you forfeited certain interests relating to profit sharing, stock options, bonuses and other items by leaving Shell Chemical, and Laureate will reimburse you as follows:

i.  Loss of Bonus - Laureate will pay you a separate bonus of $380,000 in May 2006, which will be reduced by any bonus compensation you actually receive from Shell Chemical for the 2005 fiscal year and by any bonus paid by Laureate under Paragraph 3(B) above for 2005.

ii.  Loss of Stock Options - Laureate will grant you 44,000 additional restricted shares of common stock to compensate your loss of equity resulting from your departure from Shell

Chemical. The schedule for vesting of these 44,000 restricted shares will be as follows:

• 11,000 shares will vest on October 1, 2006; and

• 33,000 shares shall vest as of December 31, 2007.

G.  Permanent Disability - If during the Employment Term you shall become permanently disabled, this Employment Agreement shall be deemed to have been terminated by the Employer without cause as of the date of the disability, and you will be entitled to all benefits described in Section 6 below.

H.  Death - If you die prior to the end of the Employment Term, your beneficiary or estate shall be entitled to receive your Salary up to the date on which the death occurs and a pro-rated target bonus of the amount defined in Paragraph 3(B) above.

6.  Termination  -

(a) Termination for Cause - Laureate may, at its option, terminate this Agreement forthwith for cause, and Laureate shall thereafter have no further obligations under this Agreement, including, without limitation, any obligations to pay Salary or Bonus or provide benefits under this Agreement.  For purposes of this Agreement, termination of this Agreement for cause shall mean: a) gross negligence or willful malfeasance by you in the performance of your duties; b) a material violation within your functional responsibilities of a Sarbanes-Oxley requirement that would be reasonably likely to have a material effect on the Company; c) conviction of or pleading guilty or nolo contendere, to a felony involving theft, embezzlement, fraud, dishonesty or a similar offense; d) Theft, embezzlement or fraud in connection with the performance of your duties;  e) abuse of drugs or alcohol or conduct involving moral turpitude that would be reasonably likely to have a material adverse impact on the business, and f) being barred or prohibited by the SEC or any governmental authority from holding the position of CFO with the Company. Anything herein to the contrary notwithstanding Laureate will give you written notice prior to terminating this Agreement for your material breach setting forth the nature of any alleged breach in reasonable detail and the conduct required to cure such breach. Except for a breach which cannot by its nature reasonably be expected to be cured, you shall have thirty (30) days from the giving of such notice within which to cure. There will be no severance or accelerated vesting in the event of Termination for Cause.

(b) Termination without Cause - Laureate may terminate your employment hereunder without cause at any time during the Employment Term by 30 days written notice to you and you may terminate your employment by at least 30 days written notice to Laureate.

(c)  Termination Payments, Etc. - In the event that your employment terminates pursuant to paragraph 6(b) hereof, you shall be entitled to receive, subject to applicable withholding taxes:

(i) your Salary as provided in paragraph 3(a)  for twelve months following the end of the Employment Term payable in accordance with Laureate’s then effective payroll practices;

(ii) medical and dental insurance coverage provided under COBRA at no cost to you (except as hereafter described) pursuant to Laureate’s then-current benefit plans for twelve months following the end of the Employment Term or, if earlier, the date on which you become eligible for medical and dental coverage from a third party; provided, that during the period that Laureate provides you with this coverage, an amount equal to the applicable COBRA premiums (or such other amounts as may be required by law) will be included in your income for tax purposes to the extent required by law and Laureate may withhold taxes from your compensation for this purpose; and provided further that you may elect to continue your medical and dental insurance coverage under COBRA at your own expense for the balance, if any, of the period required by law;

(iii) life insurance coverage until the end of the Employment Term pursuant to Laureate’s then-current policy in the amount then furnished to employees at no cost and;

(iv) stock options granted to you which are exercisable on or prior to the date of the termination of your employment under paragraph 6(b) will be exercisable as provided under the applicable grant agreement or, if earlier, the expiration date of the stock options;

(vi) restricted stock granted to you which was vested on or before the last day of the Employment Term and;

(vii) any unpaid amount under Paragraph 5(F)(i) Loss of Bonus, above and you will fully vest in any unvested shares under Paragraph 5(F)(ii), Loss of Stock Options, above provided, however, you shall be required to mitigate the amount of any payment provided for in (i) and (ii) of this paragraph 6(c) by seeking other employment or otherwise, and the amount of any such payment provided for in (i) and (ii) shall be reduced by any compensation earned by you from a third person. The payments provided for in (i) above are in lieu of any severance or income continuation or protection under any Laureate plan that may now or hereafter exist. The payments and benefits to be provided pursuant to this paragraph 6(c) shall constitute liquidated damages, and shall be deemed to satisfy and be in full and final settlement of all obligations of Laureate to you under this Agreement.

(d)   Termination of Benefits - Notwithstanding anything in this Agreement to the contrary (except as otherwise provided in paragraph 6(c) with respect to medical, dental and life insurance), coverage under all Laureate benefit plans and programs (including, without limitation, vacation, 401k and excess 401k plans, pension and excess pension plans, LTD and accidental death and dismemberment and business travel and accident insurance), will terminate upon the termination of your employment except to the extent otherwise expressly provided in such plans or programs.

7.  Indemnification  -

In addition to any indemnification provided by Laureate’s by-laws, Laureate shall indemnify you to the fullest extent permitted by the laws of Maryland if you are made a party to any action, suit or proceeding (whether criminal, civil, administrative or investigative) by reason of or related to your employment with Laureate. This promise of indemnification includes but is not limited to reimbursement of expenses, judgments, fines, penalties, attorney’s fees, costs and amounts paid in settlement incurred by you in connection with such action, suit, proceeding or investigation.  Laureate shall maintain directors’ and officers’ insurance coverage as well as all other appropriate liability coverage on your behalf during the Employment Term at Laureate’s expense and in a manner substantially similar to D&O coverage currently in effect. Subject to the requirements of any applicable insurance coverage you shall have the right to engage counsel and agree to legal rates reasonably acceptable to Laureate.  You agree to give prompt notice to Laureate of any claims made against you for which you will seek indemnification.

8.  Change in Control  -

In the event Laureate Education, Inc. experiences a “change in control” as that term is hereinafter defined and your duties change or your reporting structure changes, all grants of common stock, grants of restricted stock, grants of stock options and all other equity elements of this employment package (including any future grants or other compensation awarded to you) shall fully vest as of the date of closing of the “change in control” transaction.  “Change in control” is defined as follows:

• A “change in control” shall mean a transaction or series of related transactions which result in:

a) the group of shareholders immediately prior to such transaction(s) owning less than 50% of the total voting power in the Company; or any person or group as defined in the Securities Act becoming the beneficial owner, directly or indirectly, of more than 50% of the total voting power in the Company; or during any period of 12 consecutive months, a majority of the Board at the beginning of such period not constituting a majority of the board at the end of such period;

b) approval of a plan of liquidation or dissolution of the Company; or

c) sale, transfer or conveyance of all or substantially all of the assets of the Company.

9.  Governing Law  -

This agreement is governed by and shall be construed and enforced in accordance with the laws of the state of Maryland.  If any portion of this agreement is deemed to be unenforceable, such portion shall not affect the validity or enforceability of the remaining portions of this agreement.

10.  Notices  -

All notices under this agreement shall be in writing and deemed effective until delivered in person, or three days after deposit in the United States mail, postage prepaid as registered or certified mail as follows:

If to Laureate:            Laureate Education, Inc.
General Counsel
1001 Fleet St.
Baltimore, MD 21202

If to Employee:      (insert address)

11.  Representations and Warranties of Laureate -

Laureate represents and warrants that the execution of this agreement has been duly authorized by resolution of its Board of Directors and that this agreement constitutes a valid and binding obligation of Laureate in accordance with its terms.

12.  Miscellaneous  -

This agreement and any grant agreements granting equity in Laureate constitute the entire understanding between Laureate and you relating to your employment and cancel all prior written and oral agreements and understandings.  This agreement may only be amended by a subsequent amended agreement signed both by you and by an authorized officer of Laureate.

If the foregoing correctly states our understanding please sign, date and return all three copies of this Agreement.  After this Agreement has been executed by you and by me it shall constitute a fully binding agreement between us.

Very truly yours,

Laureate Education, Inc.

	By:	/s/ Douglas L. Becker
Douglas L. Becker
Chairman, Chief Executive Officer
Laureate Education, Inc.

Agreed and Accepted this 14th day of
September, 2005

/s/ Rosemarie Mecca
Rosemarie Mecca